PILGRIM AMERICA CAPITAL CORPORATION
                       40 North Central Avenue, Suite 1200
                             Phoenix, Arizona 85004
                                 (602) 417-8100


               --------------------------------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 24, 1998

              ----------------------------------------------------


To the Holders of Our Common Stock:

     The  1998  Annual  Meeting  of  Stockholders  of  Pilgrim  America  Capital
Corporation (the "Company") will be held at the Company's headquarters in Phoenix, Arizona on February 24, 1998, at 10:00 a.m., local time, to elect two directors to the Company's Board of Directors and to consider such other business as may properly come before the Annual Meeting. Management is presently aware of no other business to come before the Annual Meeting.


     The Board of Directors has fixed the close of business on December 29, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or represented by valid proxy. A copy of the Company's 1997 Annual Report to Stockholders, which includes certified consolidated financial statements, was mailed with this Notice and Proxy Statement on or about January 16, 1998 to all stockholders of record on the record date for the Annual Meeting. The officers and directors of the Company cordially invite you to attend the Annual Meeting.


     The Company formerly was named Express America Holdings Corporation prior to changing its name on April 25, 1997.

     Your attention is directed to the attached Proxy Statement.



                                         By Order of the Board of Directors


                                         Robert W. Stallings
                                         Chairman of the Board



Phoenix, Arizona
January 16, 1998



                                    IMPORTANT


     Stockholders are requested to SIGN, DATE and MAIL the enclosed proxy. A postage-paid envelope is provided for mailing in the United States.

                       PILGRIM AMERICA CAPITAL CORPORATION
                       40 North Central Avenue, Suite 1200
                                Phoenix, AZ 85004
                                 (602) 417-8100


                       ----------------------------------

                                 PROXY STATEMENT

                       -----------------------------------



     This Proxy Statement is furnished by the Board of Directors of PILGRIM AMERICA CAPITAL CORPORATION (the "Company"), a Delaware corporation, in connection with the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on February 24, 1998. The proxy materials were mailed on or about January 16, 1998 to the Company's common stockholders (the "Stockholders") of record at the close of business on December 29, 1997 (the "Record Date"). As of the Record Date, there were 3,866,330 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), issued and outstanding. Only holders of Common Stock on the Record Date will be entitled to vote at the Annual Meeting. Each holder of shares of Common Stock issued and outstanding on the Record Date is entitled to one vote for each share held on each matter of business to be considered at the Annual Meeting. The holders of a majority of the voting power of the issued and outstanding Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting.


     The enclosed proxy is solicited by the Board of Directors of the Company. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy bearing a later date, or (iii) sending written notice of revocation to the Company's Secretary at 40 North Central
Avenue, Suite 1200, Phoenix, Arizona 85004. The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of Common Stock. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or other means deemed appropriate by the Board of Directors.

     If the enclosed proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares represented by the proxy will be voted for the election of the nominees for directors named below and, with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxy holders.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspectors of Election appointed for the meeting and will determine whether or not a quorum is present. The Inspectors of Election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the Stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The information included herein should be reviewed in connection with the consolidated financial statements, notes to consolidated financial statements and independent auditors' report included in the Company's 1997 Annual Report to Stockholders.

                              ELECTION OF DIRECTORS


     The Company's Board of Directors is comprised of six members classified in three groups; members of each group serve a three-year term. At the Annual Meeting, two directors will be elected to the class of directors whose terms expire at the close of the 2001 Annual Meeting of Stockholders. The shares represented by the enclosed proxy will be voted for the election as directors of the two nominees named below, unless a vote is withheld from any or all of the individual nominees. If any nominee becomes unavailable for any reason or if a vacancy should occur before election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of the proxy. The two nominees receiving the highest number of votes cast at the meeting will be elected.

Information Concerning Directors And Nominees

     The present terms of Messrs. John C. Cotton and Paul J. Renze expire upon the close of the 1998 Annual Meeting of Stockholders. Both individuals have been unanimously proposed as nominees for election as directors in the election to be held at the meeting.

     Information concerning the names, ages, terms, positions with the Company and the Board, and business experience of the nominees and the directors whose present terms continue after the Annual Meeting is set forth below. Each director has served continuously with the Company since his first election as indicated below.

Name                                       Age                Position (1)                    Director Term
----                                       ---                ------------                    -------------
                                                                                          Since         Expires (1)
                                                                                          -----         -----------
Robert W. Stallings(2)(5)                   48           Chairman of the Board,           1990             1999
                                                       President, Chief Executive
                                                          Officer and Director

John C. Cotton(2)(3)(5)                     59                  Director                  1991             1998

Roy A. Herberger, Jr.(2)(4)                 55                  Director                  1992             2000

John M. Holliman, III(2)(4)(5)              44                  Director                  1991             1999

Stephen A McConnell (3)(4)                  45                  Director                  1991             2000

Paul J. Renze(3)                            41                  Director                  1991             1998

------------

(1) The Company's directors are classified into three groups; each elected on a staggered basis for three-year terms.

(2)  Member of Executive Committee.

(3)  Member of Audit Committee.

(4)  Member of Compensation Committee.

(5)  Member of Nominating Committee.

     Robert W. Stallings has served as the Company's Chairman and Chief Executive Officer since August 1990 and its President since December 1993.

     John C. Cotton has served as a director of the Company since May 1991 and as President of the Maricopa Partnerships, Inc., a Phoenix-based merchant and investment banking organization, since 1982.

     Roy A. Herberger, Jr. has served as a director of the Company since March 1992 and has served as President of the Thunderbird American Graduate School of International Management, Glendale, Arizona, since April 1989. He served as Dean of the Edwin L. Cox School of Business at Southern Methodist University from 1982 to July 1989. Mr. Herberger is a director of Pinnacle West Capital Corp. and MicroAge Inc.

     John M. Holliman, III has served as a director of the Company since May 1991 and as a General Partner of AGP Management LP, the General Partner of Valley Ventures LP, formerly Arizona Growth Partners LP, and a Phoenix-based venture investment partnership since February 1993. Mr. Holliman served in various capacities, lastly as Senior Managing Director, of Valley National Investors, Inc., the venture investment subsidiary of Valley National Bank of Arizona, from February 1985 to February 1993. Mr. Holliman is a director of OrthoLogic Corporation, Voxel and DenAmerica Corporation.


     Stephen A McConnell has served as a director of the Company since May 1991 and as the President of Solano Ventures, a Phoenix-based investment firm, since January 1992. He served as Chairman of Mallco Lumber & Building Materials, Inc., a Phoenix based wholesale distributor of lumber and doors, from September 1991 to July 1997 and as President of Belt Perry Associates, Inc., a Phoenix-based property tax consulting firm, from September 1991 until October 1995. He is currently a director of Carma Corporation, Vodavi Technology, Inc., Capital Title Group, Inc. and Unitech Industries, Inc.


     Paul J. Renze has served as a director of the Company since May 1991 and as General Partner of Apex Management Partnership LP, a Chicago-based venture capital fund management company, since July 1988. Mr. Renze is also the President of Chartwell Holdings Inc., Barrington, Illinois and Chief Executive Officer of Schiavi Leasing Corporation, Oxford, Maine.

Board and Committee Meetings

     The Audit Committee makes recommendations to the Board concerning the selection of outside auditors, reviews the financial statements of the Company and considers such other matters in relation to the internal and external audit of the financial affairs of the Company as may be necessary or appropriate to facilitate accurate and timely financial reporting. The Audit Committee met four times during the fiscal year ended September 30, 1997.

     The Compensation Committee of the Board of Directors administers the Company's Stock Option Plan and the Company's Performance Share Plan, reviews all aspects of compensation of the Company's officers and makes recommendations on such matters to the full Board of Directors. The Compensation Committee met once during the fiscal year ended September 30, 1997. The Compensation Committee Report on Executive Compensation is set forth elsewhere herein.

     The Nominating Committee of the Board of Directors makes recommendations to the Board concerning the selection of nominees to stand for election to the Board of Directors. The Nominating Committee met once during the fiscal year ended September 30, 1997.

     The Executive Committee of the Board of Directors has full authority to act on behalf of the Board in the absence of regular Board Meetings. The Executive Committee met eight times during the fiscal year ended September 30, 1997.

     During the fiscal year ended September 30, 1997, the Board of Directors of the Company met on six occasions. Each director attended 80% or more of the meetings of the Board and of the Board committees on which he served.


                             PRINCIPAL STOCKHOLDERS
                         AND STOCKHOLDINGS OF MANAGEMENT

     The following table sets forth information, as of December 15, 1997, concerning the Common Stock of the Company beneficially owned by each director and nominee of the Company, by the Company's Chief Executive Officer and its other four most highly compensated executive officers during the fiscal year ended September 30, 1997 and all executive officers and directors as a group, and by each Stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. The Common Stock is the only capital stock of the Company issued and outstanding


Name (1)                                    Common Shares Beneficially Owned (2)
-------                                     ------------------------------------
                                               Shares                 Percent
                                               ------                 -------

Robert W. Stallings                           262,569   (3)            6.59%

John C. Cotton                                190,877   (4)            4.93%

Roy A. Herberger, Jr.                          16,434                   .42%

John M. Holliman, III                         303,334   (5)            7.84%

Stephen A  McConnell                           43,355                  1.12%

Paul J. Renze                                 145,709   (6)            3.77%

James R. Reis                                 128,415                  3.28%

James M. Hennessy                              53,841                  1.38%



Howard Tiffen                                  36,546                   .94%

Stanley D. Vyner                                  --                    --

Cramer Rosenthal McGlynn, Inc.                739,900   (7)           19.12%

Dimensional Fund Advisors                     244,400   (8)            6.32%

All directors and executive officers
as a group (11 persons)                     1,239,613                 30.15%

----------------

(1) Except as otherwise noted below, the persons named in the table have sole voting and investment power with respect to all shares of the Company's Common Stock shown as beneficially owned by him, subject to applicable community property law. Except as otherwise noted, the addresses for the persons named in the table is 40 North Central Avenue, Suite 1200, Phoenix, Arizona 85004.


(2) Includes shares of Common Stock subject to options which were presently exercisable or which may become exercisable within 60 days of December 15, 1997. All exercisable options were "in the money" as of December 30, 1997.

(3) Includes 15,840 shares owned by his wife.


(4)  Includes  58,643 shares  beneficially  owned by the Cotton  Family  Limited
     Partnership, a limited partnership of which Mr. Cotton is a general partner, and 5,800 shares owned by his wife.


(5) Owned by Valley Ventures LP formerly named Arizona Growth Partners LP. Mr. Holliman is a general partner of AGP Management LP, which, in turn, is the general partner of Valley Ventures LP

(6) Includes 128,375 shares of Common Stock owned by Apex Investment Fund LP. Mr. Renze is a managing partner of Apex Management Partnership, which, in turn, is the general partner of Apex Investment Fund. Mr. Renze disclaims beneficial ownership of all Apex-owned shares of Common Stock except to the extent of his proportionate interest therein.

(7) Information with respect to Cramer Rosenthal McGlynn, Inc. ("CRM") is provided in reliance upon information included in a Schedule 13G dated July 8, 1997 filed by such stockholder. CRM is a registered investment adviser, and states in such Schedule 13G that none of its investment advisory clients is known to own more than five percent of the Common Stock. CRM's address is 707 Westchester Avenue, White Plains, New York 10604. (See "Certain Transactions and Relationships").

(8) Information with respect to Dimensional Fund Advisors is provided in reliance upon information included in Schedule 13F-E dated August 1, 1997 filed by such stockholder. Dimensional Fund Advisor's address is 1299 Ocean Avenue, 11th floor, Santa Monica, CA 90401.

                             EXECUTIVE COMPENSATION

     The following information sets forth the aggregate compensation paid by the Company for services rendered during the fiscal year ended September 30, 1997 to the Company's (i) Chief Executive Officer and (ii) the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000.


                           SUMMARY COMPENSATION TABLE




                                                                              Long-Term
                                            Annual Compensation             Compensation
                                        ---------------------------      ------------------
       Name and                                                            Stock Options/            All Other
  Principal Position       Year           Salary           Bonus         Performance Shares       Compensation(1)
---------------------------------       ------------    -----------      ------------------     -------------------
Robert W. Stallings        1997          $350,000        $150,000                 0                   $10,979
Chairman of the            1996           350,000            0                 157,000                  9,500
Board, President and       1995           320,337            0                 200,000                  4,014
Chief Executive
Officer

James R. Reis              1997           200,000          50,000                 0                    17,917(2)
Vice Chairman and          1996           200,000            0                  63,000                 17,333(2)
Chief Financial Officer    1995           200,000          25,000               75,000                 19,398(2)

James M. Hennessy          1997           150,000          50,000               30,000                 62,375(2)(4)
Senior Vice President      1996           150,000            0             15,000/30,000(4)            15,750(2)
And Secretary              1995           141,712          15,000               30,000                 54,375(5)

Stanley D. Vyner           1997           200,000          50,000               25,000                 13,000
President,                 1996           108,333            0                    0                    33,500(3)
Pilgrim America            1995              0               0                    0                       0
Investments, Inc.

Howard Tiffen              1997           200,000         200,000 (7)             0                    21,926(6)
President,                 1996 (8)       168,939          50,000               25,000                 15,943(6)
Pilgrim America            1995 (8)          0               0                    0                       0
Prime Rate Trust


----------------

(1) Except as otherwise indicated in the footnotes below, all amounts represent 401(K) matching contributions made under a tax deferred savings plan under
     Section 401(K) of the Internal Revenue Code. The Company's 401(K) savings plan was established in July 1991. The Company has discretion to match participant's contributions and since May 1995, the Company has matched participant contributions up to 7% of the compensation contributed by each participant.

(2) Includes payment for unused vacation of $8,333 annually in 1997 and 1996 and $15,866 in 1995 to Mr. Reis, and $6,250 in both 1997 and 1996 to Mr. Hennessy.

(3) Until June 24, 1996, Mr. Vyner served as a consultant to the Company. Other Compensation includes $30,000 for consulting fees paid to him prior to his hire date.

(4) On February 11, 1997, James M. Hennessy, Senior Vice President of the Company, agreed to have 30,000 in options, previously granted, cancelled in exchange for the issuance of options which entitled him to acquire 30,000 shares. The exercise price of the cancelled options was $5.75 with five years vesting, 20% each year beginning April 7, 1996. The exercise price of the new options was $9.50 with three years vesting, 40% vested as of the grant date with 20% additional vesting each annual anniversary date. In connection with the cancellation of the stock appreciation rights, Mr. Hennessy was paid $45,000, representing the difference in value of such rights on the date of cancellation and on the grant date. He will be paid $22,500 on each of the three anniversary dates of April 7, 1997.

(5) Mr. Hennessy served as a consultant to the Company from August 24, 1994 until February 1995, at which time he rejoined the Company as Senior Vice President. Compensation includes amounts received as severance during this period. Mr. Hennessy's other compensation for 1995 includes consulting fees of $50,000 received in connection with services performed related to the Company's acquisition of certain investment management assets in April 1995.


(6) Includes taxable moving expenses paid to Mr. Tiffen in the amount of $12,092 and $6,443 in 1997 and 1996 respectively.


(7) Mr. Tiffen's bonus is approved based upon criteria deemed appropriate by the Compensation Committee and is based upon an analysis of his performance as Portfolio Manager of Pilgrim America Prime Rate Trust. His bonus is discretionary and in future years may vary and equal or exceed the amount awarded in 1997 based upon Mr. Tiffen's performance and the analysis of the Compensation Committee.

(8) Mr. Tiffen became an executive officer during the fiscal year ended September 30, 1997.


Director Compensation

     Directors who are not employees of the Company are each paid an annual retainer of $20,000 plus $500 per meeting of the Board of Directors or a committee thereof attended by the director. Until November 1997, the annual retainer was $12,000.

Employment Agreements

     During August 1995, at the direction of the Board of Directors, the Company entered into employment agreements with Robert W. Stallings and James R. Reis. The employment agreements with Messrs. Stallings and Reis were renewed for two years until December 31, 1998.

     The employment agreements provide that the Company shall pay an annual base salary of at least $325,000 to Mr. Stallings and $200,000 to Mr. Reis. Each employment agreement may be terminated by the Board of Directors at any time and by the employee with 90 day's advance notice. If the employee is terminated by the Board of Directors other than for just cause (defined in the agreement), the employee will be entitled to a lump sum payment in the amount not less than $487,494 in the case of Mr. Stallings and $300,000 in the case of Mr. Reis.

     Executive officers of the Company and officers of the Company's operating subsidiaries, and certain middle management personnel, who are not compensated on an incentive commission basis, are eligible to be paid a discretionary performance bonus annually. Such bonuses are recommended annually by the Compensation Committee and are subject to approval by the Company's Board of Directors.

Employment Severance Agreements

     The Company has agreements with certain senior employees which provide that if the employee is terminated he will receive a lump sum payment equal to between three and twelve months of the employee's base compensation.

Stock Options and Performance Shares


     Pursuant to the Company's Stock Option Plan (the "Option Plan"), the Company may grant to employees and officers of the Company (including directors of the Company who are also employees) both incentive stock options and nonstatutory stock options ("Options") to purchase an aggregate of up to 537,786 shares of the Company's common stock. The Option Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms of Options granted, including the exercise price, the number of shares subject to each Option, and the exercisability of each Option. Stock options were granted by the Company under the Option Plan during both the fiscal year ended September 30, 1996 and the fiscal year ended September 30, 1997.

     On August 30, 1996, the Company adopted the 1996 Performance Share Plan (the "Performance Share Plan"), approved and administered by the Company's Board of Directors, in which certain officers and employees were granted interests ("Performance Shares") that entitle them to compensation amounts directly related to the market price of the Company's Common Stock. These amounts were to be payable at the Company's election, in cash or in shares of Common Stock.





     Performance Shares vest over a five-year period. The maximum aggregate number of Performance Shares that may be issued under the plan as of September 30, 1997 is 243,800. Cancelled and forfeited Performance Shares may be reissued under the Performance Share Plan. As of September 30, 1997, 197,500 Performance Shares were outstanding, each with an assigned value between $5.75 and $15.50 per share and five year vesting, 20% each year, beginning on April 7, 1995 or the employee's grant date, if later.



               OPTION/PERFORMANCE SHARE GRANTS IN LAST FISCAL YEAR



                                                                          Potential Realizable Value at
                                                                          Assumed Annual Rates of Stock
                                                                          Price Appreciation for Option
                                                                                   Term (1)(2)

                                    % of Total
                                     Options
                        Options     Granted to   Exercise or
                        Granted    Employees in   Base Price   Expiration
    Name                  (#)      Fiscal Year     ($/SH)         Date        5%($)            10%($)
    ----                  ---      -----------     ------         ----       -----             ------

James M. Hennessy (3)   30,000         100%         $9.50        2/11/05  $136,075.00       $325,923.00

(1) These amounts are based on assumed appreciation rates of 5% and 10% prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price


(2) Gains are reported net of the Option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on Option exercises are dependent on the future performance of the Common Stock, overall stock conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(3) Mr. Hennessy is the only executive officer to whom Options were granted during the fiscal year ended September 30, 1997. Mr. Hennessy's Options are exercisable 40% on the date of grant and in cumulative 20% installments commencing one year from the date of grant, with full vesting occurring on the third anniversary date.

     The table below contains certain information concerning exercises of Options or Performance Sahres during the fiscal year ended September 30, 1997 by each of the Company's executive officers and the fiscal year end value of unexercised Options or Performance Shares.

      AGGREGATED OPTION/PERFORMANCE SHARE EXERCISES IN LAST FISCAL YEAR AND
                      OPTION VALUE AS OF SEPTEMBER 30, 1997


                                                                Number of Securities           Value of Unexercised
                                                               Underlying Unexercised              In-the-Money
                                                             Options/Performance Shares     Options/Performance Shares
                                                                at Fiscal Year End            at Fiscal Year End (1)
                         Shares Acquired      Value
       Name                on Exercise       Realized        Exercisable/Unexercisable      Exercisable/Unexercisable
       ----                -----------       --------        -------------------------      -------------------------
Robert W. Stallings            0                0           119,000/ 138,000(Options)       $2,112,250 / $2,449,500

James R. Reis                  0                0                54,334 / 83,666               964,429 / 1,458,072

James M. Hennessy              0                0                36,998 / 38,002               656,715 / 674,536

Robert J. Boulware             0                0                 8,333 / 16,447               147,911 / 291,934

Howard Tiffen                  0                0                 5,000 / 20,000                88,750 / 355,000

Stanley D. Vyner               0                0                     0 / 25,000                     0 / 443,750


     Messrs. Stallings, Boulware, Reis and Mr. Tiffen's Performance Shares are exercisable at a price of $5.75 per share. Mr. Hennessy has 30,000 Options that are exercisable at a price of $9.50 per share and the remaining 45,000 are exercisable at a price of $5.75 per share. Mr. Vyner's Performance Shares are exercisable at a price of $15.50 per share. The last reported sale price of Common Stock as reported on September 30, 1997 by the NASDAQ National Market System was $17.75 per share.

        BOARD OF DIRECTORS REPORT ON OPTION PERFORMANCE SHARE REPRICINGS

     The Company's Board of Directors met on August 20, 1996 to review the pricing of options that were previously granted to certain executive officers and other employees under the Option Plan and options granted to members of the Board of Directors under the Non-Employee Director Stock Option Plan ("Directors Option Plan"). Based upon its review, the Board determined that the previously granted options were substantially out of the money and were not providing the incentive the Board intended when the options were originally granted. The Options granted to each director under the Directors Option Plan were exercisable at $12.75 per share and had a remaining term of three years seven months out of an original eight-year term. 261,000 of the Options previously granted under the Option Plan were out of the money. Of these 261,000 Options, 125,000 had an original exercise price of $7.00 and a remaining term of six years ten months and 136,000 had an original exercise price of $12.75 and a remaining term of three years seven months. On August 30, 1996, when the repriced options were granted, the closing price of the Company's Common Stock on the NASDAQ National Market was $4.75.

     The Board of Directors determined that it was in the best interest of the Company and its shareholders to offer to cancel all out of the money Options and grant to the optionees who accepted the offer, new Options in order to provide the incentive envisioned by the Board when it adopted both the Option Plan and the Directors Option Plan. The Board cancelled all such Options and reissued new options with an exercise price of $5.75, three year vesting, 33% per year, and an eight year term.

     On February 11, 1997, the Company's Board od Director's met to amend the Performance Share Plan. In connection with this amendment James M. Hennessy, Senior Vice President of the Company, cancelled 30,000 Performance Shares, previously granted under the Performance Share Plan, in exchange for the issuance of Options under the Option Plan, which entitled him to acquire 30,000 shares. The exercise price of the cancelled Performance Shares was $5.75 with five years vesting, 20% each year beginning April 7, 1996. The exercise price of the new Options was $9.50 with three years vesting, 40% vested as of the grant date with 20% additional vesting each annual anniversary date. In connection with the cancellation of the Performance Shares, Mr. Hennessy was paid $45,000, representing the difference in value of such Shares on the date of cancellation and on the grant date. He will be paid an additional $22,500 on each of the three anniversary dates of April 7, 1997.

     The following table provides details regarding these repriced options.

                                                     Board of Directors



  Robert W. Stallings     Roy A. Herberger, Jr.      John M. Holliman, III
  John C. Cotton          Stephen A McConnell        Paul J. Renze

                            TEN YEAR OPTION REPRICING





                                             Number of                                                    Length of
                                            Securities                                                     Original
                                            Underlying     Market Price                                  Option Term
                                              Options      of Stock At       Exercise                    Remaining At
                                             Repriced        Time Of      Price At Time      New           Date Of
          Name                  Date            or         Repricing Or    Of Repricing    Exercise      Repricing Or
                                             Amended        Amendment      Or Amendment     Price         Amendment
     --------------          ----------     ----------     -----------     ------------    ---------     -----------
Robert W. Stallings          August 30,      157,000         $4.75       57,000 / $12,75     $5.75       3 yrs 7 mos
Chairman of the                 1996                                    100,000 / $7.00                  6 yrs 10 mos
Board, President and
Chief Executive Officer

James R. Reis                August 30,       63,000         $4.75       38,000 / $12.75     $5.75       3 yrs 7 mos
Vice Chairman and Chief         1996                                     25,000 / $7.00                  6 yrs 10 mos
Financial Officer



Robert J. Boulware           August 30,       25,000         $4.75           $12.75          $5.75       3 yrs 7 mos
President, Pilgrim              1996
America Securities, Inc.

John C. Cotton               August 30,       10,000         $4.75           $12.75          $5.75       3 yrs 7 mos
Director                        1996

Roy A. Herberger, Jr.        August 30,       10,000         $4.75           $12.75          $5.75       3 yrs 7 mos
Director                        1996

John M. Holliman, III        August 30,       10,000         $4.75           $12.75          $5.75       3 yrs 7 mos
Director                        1996

Stephen A McConnell          August 30,       10,000         $4.75           $12.75          $5.75       3 yrs 7 mos
Director                        1996

Paul J. Renze                August 30,       10,000         $4.75           $12.75          $5.75       3 yrs 7 mos
Director                        1996

Shareholder Return Performance Presentation



     The graph below compares the change in the Company's cumulative total shareholder return on its Common Stock over the five fiscal year periods after September 30, 1992 with the cumulative total return on equity securities traded on NASDAQ and the relevant comparative benchmark during the period. For the period from September 30, 1992 through March 31, 1995 (the quarter in which the Company announced the discontinuance of its mortgage operations), the relevant comparative benchmark was comprised of a peer group of public companies engaged in the mortgage banking industry as described in (1) below. Subsequent to March 31, 1995, the S&P Financials Index is used as the comparative benchmark due to the change in the Company's business from mortgage banking to investment management services.



  [The following table is represented by a line graph in the printed material.]

                      PILGRIM AMERICA CAPITAL CORPORATION
                        Company Stock Price Performance

                                         9/30/92   9/30/93   9/30/94   3/31/95  9/30/95   9/30/96    9/30/97
                                         -------   -------   -------   -------  -------   -------    -------
Pilgrim America Capitial Corp.            100       71.43     48.98     33.67    47.96     47.45      144.9
NASDAQ Composite                          100      130.98    132.05    142.31   182.39    216.44     297.06
Comparative Benchmark (1)                 100      125.43    101.38    105.42   136.94    171.47      269.8



(1) Prior to March 31, 1995, the comparative benchmark is represented by a peer group of public companies engaged in the mortgage banking industry. The peer group includes: Countrywide Credit Industries, Inc.; Fleet Mortgage Group, Inc.; Imperial Credit Industries, Inc.; North American Mortgage Company; and Plaza Home Mortgage Company. For the period March 31, 1995 through September 30, 1997, the comparative benchmark used is the S&P Financials Index. This index is used to better correspond to the Company's investment management services business that began on April 7, 1995, concurrent with its purchase of certain investment management assets at that date.

Compensation Committee Report on Executive Compensation

     The Company's Compensation Committee (the "Committee") is composed entirely of independent outside members of the Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program of the Company and its subsidiaries, and periodically assesses the effectiveness and competitiveness of the program. The Committee met once during the fiscal year ended September 30, 1997.

     Compensation Philosophy. The goals of the Company's executive compensation program are to support and further the Company's financial performance and its business plan and to enable the Company to attract and retain the quality of executive personnel which the Company believes are necessary to meet the Company's commitment to maximize shareholder value. The philosophy of the Company is to provide compensation programs designed to reward achievement of the Company's goals and to provide compensation opportunities that are commensurate with those of companies engaged in similar businesses which are of a size and type similar to the Company.

     Elements of the Executive Compensation Program. The Company's salary levels for executive officers are set at a rate consistent with competitive practices as compared to other investment management services companies of a size and engaged in business comparable to that of the Company. Salary increases are generally designed to reflect performance of the executive. These elements will usually be subjective in nature, as the Company does not have a practice of establishing specific quantitative target goals for individual compensation levels.


     Executive compensation levels for the fiscal year ended September 30, 1997 and for the fiscal year ending in 1998 were determined against the background of
(i) the Company's increased profitability; (ii) the increase of the share price of the Company's Common Stock; (iii) the increase in sales of open-end fund shares distributed by the Company; (iv) the increase in assets under management through the development of private accounts; (v) the continuation of cost cutting, and (vi) the improvement in the quality of the Company's staff. In establishing compensation levels for newly appointed executives, the Committee considered the compensation levels prevalent in the investment management industry generally.


     In August 1995, the Board approved new employment agreements for the Company's chief executive officer and certain of its other executive officers. The employment agreements for the Company's Chief Executive Officer and Chief Financial Officer were automatically renewed in 1996 for an additional two-year term ending on December 31, 1998. The base annual salary level of the Chief Executive Officer was increased approximately 8% while the base and salary level of the Chief Financial Officer was not increased over the prior years' level. Other provisions of the renewed agreements, including provisions relating to payments upon termination of employment at the election of the Company, were essentially identical to provisions in prior employment agreements.

     Recently enacted provisions of the Internal Revenue Code limit to $1,000,000 the amount of cash compensation that a company may pay each executive officer and claim a tax deduction in a like amount, with amounts over $1,000,000 generally being a non-deductible expense. Because the Company has never paid individual compensation amounts approaching the $1,000,000 threshold, the Committee has not formulated a policy relating to compensation in excess of the threshold.

     Bonus Payments and Other Incentive Payments. Executive officers are eligible to be paid performance bonuses. Bonus amounts are discretionary, are recommended by the Committee and are subject to approval by the Board of Directors. Bonuses are entirely discretionary, and neither the Board nor the Committee sets performance levels or pre-established formulas for determining whether bonuses will be paid or the amount of bonus paid. Accordingly, bonus amounts are based on a subjective assessment of employee performance.

     Historically, the Company has awarded stock options to executives. During the fiscal year ended September 30, 1997, the Company issued no Options under the Option Plan other than an Option which entitled James M. Hennessy, Senior Vice President, to acquire 30,000 shares at an exercise price of $9.50. This Option was granted in consideration of the cancellation of Performance Shares under the Performance Share Plan which entitled Mr. Hennessy to acquire an equivalent number of shares for an exercise price of $5.75. The difference in the exercise prices will be paid in cash installments over the vesting period of the original Performance Shares.

     In August 1996, the Committee approved the Performance Share Plan, and amended it in February, 1997 to provide compensation to executives and other employees based upon increases in the Company's common stock market price. The Committee designed this Plan to reward executives and other employees for the financial performance of the Company, which results in increased stockholder value.

     CEO Compensation. The key performance measure the Committee used in determining the CEO's compensation for 1997 was the Committee's assessment of his vision and leadership in the development and expansion of the Company's money management advisory and distribution businesses. The CEO's base salary through December 31, 1997 was set at $350,000 per annum in connection with an employment agreement entered into by the Company and the CEO in August 1995 and renewed for two years to December 31, 1998. The Committee believes this base salary is competitive with amounts paid other experienced CEO's in similarly sized investment management companies.

                                         Compensation Committee


                                         Roy A. Herberger, Jr., Chairman
                                         John M. Holliman, III
                                         Stephen A McConnell



Compensation  Committee  Interlocks and Insider  Participation in
Compensation Decisions

     The Compensation Committee of the Board of Directors of the Company consists of Messrs. Herberger, Holliman and McConnell. No Compensation Committee interlocks exist and no insiders participated in compensation decisions. The members of the Compensation Committee have at no time been officers or employees of the Company or any of its subsidiaries, nor do they serve on the board of directors of any mutual fund for which the Company serves as investment advisor


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     Gerald B. Cramer resigned as a director of the Company in April 1995. Mr. Cramer is a principal owner and officer of CRM Advisors, LLC which became the subadvisor to the Pilgrim America Masters MidCap Value Fund when it commenced operations in September 1995. CRM receives a fee for subadvising this Fund which is managed and advised by Pilgrim America Investments, Inc., a subsidiary of the Company. During the fiscal year ended September 30, 1997, CRM was paid an aggregate of $180,813 in such fees. CRM also is an affiliate of Cramer Rosenthal McGlynn, Inc. which is the beneficial owner of 19.12% of the Company's common stock. See "Principal Stockholders and Stockholdings of Management."

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT


     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers Automated Quotation System. Such reports are filed on Form 3, Form 4 and Form 5 under the Exchange Act. Officers, directors and greater than ten-percent shareholders are required by Exchange Act regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by the Company or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that during fiscal year ended September 30, 1997 all officers, directors, and greater than ten-percent beneficial owners complied with the applicable Section 16(a) filing requirements except for the following: Mr. Reis filed three Form 4's reporting five transactions; Mr. Herberger filed one Form 4 reporting two transactions; Mr. Stallings filed two Form 4's reporting five transactions; Mr. Renze filed two Form 4's reporting one transaction from fiscal year 1994 and one transaction in fiscal year 1997; subsequent to the required dates.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The principal independent public accounting firm utilized by the Company during fiscal years ended September 30, 1995, 1996 and 1997 was KPMG Peat Marwick, LLP, independent certified public accountants (the "Auditors"). It is presently contemplated that the Auditors will be retained as the principal accounting firm to be utilized by the Company throughout the fiscal year ending September 30, 1998. The Company anticipates that a representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions. At the Annual Meeting, a representative of the Auditors will be afforded an opportunity to make a statement if the Auditors so desire.

                            PROPOSALS BY STOCKHOLDERS

     Any Stockholder proposal which is intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received at the Company's principal executive offices by no later than September 15, 1998, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                 OTHER BUSINESS

     The Annual Meeting is being held for the purpose set forth in the Notice that accompanies this Proxy Statement. The Board of Directors is not presently aware of business to be transacted at the Annual Meeting other than as set forth in the Notice.

                                         By Order of the Board of Directors



                                         Robert W. Stallings
                                         Chairman of the Board


Phoenix, Arizona
January 16, 1998

PROXY                                                                      PROXY



                       PILGRIM AMERICA CAPITAL CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby constitutes and appoints ROBERT W. STALLINGS, JAMES R. REIS and JAMES M. HENNESSY, or any of them acting in absence of the others, with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the stockholders of PILGRIM AMERICA CAPITAL CORPORATION (the "Company") to be held at the Company's Corporate Headquarters, 40 North Central Ave., Suite 1200, Phoenix, AZ 85004, on February 24, 1998, at 10:00 a.m., local time, and any adjournments directed below, with all powers the undersigned would possess if personally present at the meeting.


This proxy will be voted in accordance with the directions indicated herein. If no specific directions are given, this proxy will be voted for the approval of all nominees listed herein, for approval of the proposals listed herein and, with respect to any other business as may properly come before the meeting, in accordance with the discretion of the proxies.



           PLEASE PROMPTLY SIGN AND RETURN IN THE ENCLOSED ENVELOPE.

               (Continued and to be signed on the reverse side.)

--------------------------------------------------------------------------------

                       PILGRIM AMERICA CAPITAL CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


[                                                                              ]



                                               FOR    WITHHOLD     FOR ALL
1. Election of Directors -                     ALL      ALL        Except these nominees(s) written below.
   Nominees: John C. Cotton, Paul J. Renze
                                               ( )      ( )        ( )    __________________________________________________________







                                                                                  Dated: _____________________________________, 1998




                                                                          __________________________________________________________
                                                                          (Signature)




                                                                          __________________________________________________________
                                                                          (Signature)

                                                                                  Please sign exactly as your name appears. Joint
                                                                                  owners should sign personally. Where applicable,
                                                                                  indicate your official position or representation
                                                                                  capacity.


------------------------------------------------------------------------------------------------------------------------------------
                                                    ^   FOLD AND DETACH HERE   ^



                                                      YOUR VOTE IS IMPORTANT!


                                     PLEASE PROMPTLY SIGN AND RETURN IN THE ENCLOSED ENVELOPE.
